UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: January 14, 2005

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

In accordance with the Notice of Redemption mailed December 10, 2004, on January 14, 2005, Hornbeck Offshore Services, Inc. (“the Company”) redeemed the remaining balance of $15,546,000 in aggregate principal amount of its
10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (“2001 Notes”) at a redemption price of $1,092.34 per $1,000 principal amount, or an aggregate of approximately $16,982,000, plus accrued interest. The Company did not legally defease, by December 31, 2004, the remaining outstanding 2001 Notes pursuant to the terms of the Indenture, as the interaction of certain accounting and tax rules precluded the Company from completing a legal defeasance before year-end. The redemption was funded with proceeds raised in the Company’s November 2004 issuance of $225 million in aggregate principal amount of 6.125% Senior Notes due 2014.

Based on the Company’s estimated annual effective tax rate, the Company expects to record an after-tax loss on early extinguishment of debt of approximately $14.7 million in connection with the repurchase of $159,454,000 in aggregate principal amount of its 2001 Notes in the fourth quarter of 2004. The per share impact of this loss is expected to be $0.75 per diluted share for the year ended December 31, 2004 and $0.70 per diluted share for the fourth quarter 2004. Further, it expects to record an after-tax loss on early extinguishment of debt of approximately $1.1 million, or $0.05 per diluted share, during the first quarter 2005 in connection with the January 14, 2005 redemption. The loss on early extinguishment of debt was comprised of a bond redemption premium, related fees and expenses and the write-off of unamortized original issue discount and deferred financing costs related to the repurchase and redemption of the 2001 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: January 21, 2005	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr. Vice President and Chief Financial Officer

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